EXHIBIT 6.4

THIRD AMENDMENT TO LOAN DOCUMENTS

THIS THIRD AMENDMENT TO LOAN DOCUMENTS (this “Agreement”) is entered into as of June 8, 2022, by and between IRON BRIDGE MORTGAGE FUND, LLC, an Oregon limited liability company (“Borrower”), on the one hand, and UMPQUA BANK, an Oregon state-chartered bank (“Lender”), on the other hand.

RECITALS

1.

Lender heretofore extended to Borrower a revolving line of credit in the original maximum principal amount of Forty Million and No/100 Dollars ($40,000,000.00) (the “Loan” or “Revolving Line of Credit”), which Revolving Line of Credit is evidenced by, without limitation, that certain Promissory Note dated as of May 7, 2021, executed by Borrower in favor of Lender (together with any and all amendments thereto or modifications thereof, the “Note”).

2.

In connection with the Loan, Borrower also executed and delivered to and in favor of Lender that certain Business Loan Agreement (Revolving Line of Credit) dated May 7, 2021 (together with any and all amendments thereto or modifications thereof, the “Loan Agreement”), pursuant to which, among other things, Borrower granted to Lender a security interest in the Collateral (as defined in the Loan Agreement) to secure Borrower’s obligations to Lender in connection with the Loan.

3.

Lender perfected its interest in and to the Collateral by causing to be filed a UCC-1 financing statement with the Oregon Secretary of State on July 26, 2021 as Filing No. 92877891 (the “UCC Financing Statement”).  Lender’s security interest in the Collateral is first in priority and duly perfected under applicable Law.

4.

The Loan Agreement and Note were previously amended pursuant to that certain First Amendment to Loan Documents dated August 10, 2021 (the “First Amendment”) executed by Borrower and Lender, whereby, among other things, the Credit Limit (as defined in the Loan Agreement) of the Revolving Line of Credit was increased to $50,000,000.00.

5.

The Loan Agreement and Note were previously amended pursuant to that certain Second Amendment to Loan Documents dated January 28, 2022 (the “Second Amendment”) executed by Borrower and Lender, whereby, among other things, the Credit Limit of the Revolving Line of Credit was increased to $60,000,000.00.

6.

The Loan Agreement, Note, UCC Financing Statement, First Amendment, Second Amendment, and all other assignments, agreements, instruments and other documents executed by Borrower in connection with the Revolving Line of Credit shall at times hereinafter be referred to collectively as the “Loan Documents.”

7.

Borrower has requested that Lender amend the Loan Documents to, among other things, (i) increase the Credit Limit of the Revolving Line of Credit to $75,000,000.00, and (ii) extend the Maturity Date (as defined in the Loan Agreement) of the Revolving Line of Credit to May 5, 2024.  Lender is willing to agree to said request subject to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. Recitals; Defined Terms.

The recitals are incorporated herein by this reference as are all exhibits. Borrower agrees and acknowledges that the factual information recited above is true and correct. Except as may be otherwise expressly defined in this Agreement, all terms used in this Agreement beginning with a capital letter shall have the meanings ascribed to them in the Loan Agreement.

2. Borrower Acknowledgments as to Obligations and Other Matters.

a. Borrower acknowledges, confirms and agrees that as of May 25, 2022, the total outstanding principal balance of the Note is $48,210,630.35, plus accrued and unpaid interest thereon.

b. Borrower specifically acknowledges, confirms and agrees that they do not have any valid offset or defense to the obligations, indebtedness and liability under the Loan Documents.

3. Reaffirmation of Obligations.

This Agreement is, in part, a reaffirmation of the obligations, indebtedness and liability of Borrower to Lender as evidenced by the Loan Agreement and the other Loan Documents. Therefore, Borrower represents, warrants, acknowledges and agrees that, except as specified herein, all of the terms and conditions of the Loan Documents are and shall remain in full force and effect, without waiver or modification of any kind whatsoever, and are ratified and confirmed in all respects.

4. Increase of Credit Limit.

a. The maximum principal amount of the Credit Limit shall be increased from $60,000,000.00 to $75,000,000.00. The Loan, as so increased, shall be disbursed and otherwise administered in accordance with and subject to the terms of the Loan Agreement and other Loan Documents.

b. Any and all references in the Loan Agreement, the Note, and the other Loan Documents to the Credit Limit and/or the maximum amount of the Revolving Line of Credit of “Sixty Million and No/100 Dollars ($60,000,000.00)” and “$60,000,000.00” shall be replaced with “Seventy-Five Million and No/100 Dollars ($75,000,000.00)” and “$75,000,000.00”, respectively.

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5. Amendments to Loan Agreement.

a. The definition of "Initial Maturity Date" in Section 1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“’Initial Maturity Date’ means May 5, 2024, or earlier acceleration upon the terms and conditions set forth in the Note.

b. The definition of "Loan Fee" in Section 1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“'Loan Fee' means the sum of $59,000.00 at Loan Closing and thereafter three sixteenths of one percent (0.1875%) of the Credit Limit per year, payable by Borrower to Lender on an annual basis for the making of the Loan, which amounts, respectively, shall be initially payable at Loan Closing and funded as part of the Initial Advance, and payable each annual period thereafter on each anniversary of the date of this Agreement, provide, however, the Loan Fee due for the annual period ending on May 5, 2022 shall be $138,281.25. Each payment of the Loan Fee shall be deemed fully earned by Lender upon receipt and non-refundable to Borrower. For the avoidance of doubt, in the event Borrower and Lender agree in writing to modify the Credit Limit, the annual portion of such Loan Fee shall be prorated by Lender for the number of months remaining based on the modified Credit Limit."

c. Section 4.12 of the Loan Agreement entitled “Extension Option” is hereby deleted in its entirety and replaced with the following:

“4.12 Extension Option. If the Maturity Date is not extended pursuant to a written agreement by Borrower and Lender on or before November 5, 2023, then Borrower shall have the option to extend the Maturity Date by an additional six (6) month period upon Borrower’s satisfaction of the following conditions: (i) no Event of Default (or event which, with the giving of notice or the passage of time, or both, would become an Event of Default) exists under any of the Loan Documents, (ii) Borrower makes a written request to Lender for an extension not less than ninety (90) days or before the Maturity Date, (iii) Borrower pays an extension fee in the amount of $70,312.5 to Lender, (iv) Borrower has not executed any other extension with Lender of the Maturity Date, (v) Borrower executes and delivers to Lender such documents and instruments reasonably required by Lender to evidence such extension, and (vi) Borrower reimburses Lender for any fees and costs incurred by Lender in the granting and documenting of any such extension.”

d. Paragraph (d) of Schedule 2 to the Loan Agreement hereby deleted in its entirety and replaced with the following:

“(d) Any Collateral Loan with an initial term of more than eighteen (18) months or any Collateral Loan that ages to a point where it is more than eighteen (18) months since its initial funding date;”

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e. Paragraph (j) of Schedule 2 to the Loan Agreement hereby deleted in its entirety and replaced with the following:

“(j) Any Collateral Loan secured by anything other than a (1st) first priority lien upon and/or security interest in an existing (i) single family residence with an occupancy permit, or (ii) 1-4 unit multi-family residential property with an occupancy permit;”

f. Paragraph (l) of Schedule 2 to the Loan Agreement hereby deleted in its entirety and replaced with the following:

“(l) Any portion of a Collateral Loan that exceeds 90% of the lesser of (1) the purchase price of the single family residence or 1-4 unit residential property being financed, or (2) Borrower’s estimated pre-renovation value, which may be subject to a third party valuation review and acceptance by Lender;”

g. Paragraph (m) of Schedule 2 to the Loan Agreement hereby deleted in its entirety and replaced with the following:

“(m) Any portion of a Collateral Loan where the maximum principal amount is in excess of $750,000.00, provided, however, any portion of a Collateral Loan with a maximum principal balance of up to $1,500,000.00 may be deemed an Eligible Receivable by Lender upon Lender’s receipt of a 3rd party Appraisal, which Appraisal shall be satisfactory to Lender in its sole opinion and judgment;”

h. Section 6.5.6 of Schedule 6.5 to the Loan Agreement hereby deleted in its entirety and replaced with the following:

“6.5.6 [Reserved];

i. Section 6.5.7 of Schedule 6.5 to the Loan Agreement hereby deleted in its entirety and replaced with the following:

“6.5.7 As soon as available, and in any event no later than five (5) days following the 15th day of each calendar month, Borrower shall deliver to Lender a bi-monthly Borrowing Base Certificate and bi-monthly portfolio loan tape covering all Collateral Loans, which Borrowing Base Certificate shall be duly certified by the authorized representative of Borrower as to the completeness and accuracy of all information contained therein, without exception, and which Borrowing Base Certificate and loan tape shall be accompanied by any and all other supporting documentation requested by Lender in its reasonable discretion, including without limitation, (a) the name and address of the Collateral Loan Obligors, and the loan number; (b) the principal amount of all advances, and all accrued and unpaid interest, on each Collateral Loan, and the date last paid and next due date, (c) any assertion by any Collateral Loan Obligator of a right of rescission, set-off, counterclaim or defense as to any Collateral Loan, (d) upon Borrower's knowledge, any mechanic's liens filed against any Underlying Collateral securing any Collateral Loan, and (e) the existence of any other breach or default by Collateral Loan Obligors under the Collateral Loan Documents and, if so, any actions taken by Borrower to enforce the Collateral Loan Documents;”

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j. A new Section 6.5.12 is hereby added to Schedule 6.5 to the Loan Agreement to state the following:

“6.5.12 As soon as available, and in any event no later than thirty (30) days following the end of each calendar quarter, commencing with the calendar quarter ending on June 30, 2022 Borrower shall provide to Lender a compliance certificate in form and content satisfactory to Lender certifying compliance with the financial covenants set forth in Schedule 6.18 of this Agreement.”

6. Amendments to Note.

a. The definition of "Maturity Date" in Section 1 of the Note is hereby deleted in its entirety and replaced with the following:

“’Maturity Date’ means May 5, 2024.”

7. Agreement as a Loan Document.

From and after the effective date of this Agreement, this Agreement and any other documents and instruments executed in connection herewith shall each constitute one of the “Loan Documents.”

8. Effective Date of Agreement.

This Agreement and the amendments provided for herein shall be effective as of the date set forth above, subject to the timely and complete satisfaction of each and all of the conditions precedent set forth in Section 10 of this Agreement.

9. Borrower’s Representations and Warranties.

Borrower hereby represents and warrants to Lender and covenant and agree with Lender as follows:

a. Borrower has full legal right, power and authority to enter into and perform this Agreement. The execution and delivery of this Agreement by Borrower and the consummation by Borrower of the transactions contemplated hereby have been duly authorized by all necessary action by or on behalf of Borrower. This Agreement is a valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights and (ii) by general principles of equity.

b. Neither the execution and delivery of this Agreement by Borrower, nor the consummation by Borrower of the transactions contemplated hereby, conflicts with or constitutes a violation or a default under any material Law applicable to Borrower, or any contract, commitment, agreement, arrangement or restriction of any kind to which Borrower is a party, by which Borrower is bound or to which any of Borrower’s property or assets is subject.

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c. There are no actions, suits, or proceedings pending, or threatened in writing, against or affecting the Borrower, or involving the validity or enforceability of any of the Loan Documents, except actions, suits, and proceedings that are fully covered by insurance or which, if adversely determined, would not substantially impair the ability of Borrower to perform its obligations under the Loan Documents, and Borrower is not in default with respect to any material order, writ, injunction, decree or demand of any court or any Governmental Agency.

d. Borrower hereby reaffirms and confirms that the representations and warranties of Borrower contained in the Loan Documents are true, correct and complete in all material respects as of the date of this Agreement (without duplication of any materiality qualifiers).

e. Borrower is in full and complete compliance with the terms, covenants, provisions and conditions of the Loan Agreement, the Note and the other Loan Documents to which they are a party.

All covenants, representations and warranties of Borrower herein are incorporated by reference and hereby made a part of the Loan Agreement.

10. Conditions Precedent to Effectiveness of Agreement.

The effectiveness of this Agreement shall be expressly conditioned upon the following having occurred or Lender having received all of the following on or before June 10, 2022, in form and content satisfactory to Lender and its counsel, in its or their reasonable discretion, and suitable for filing or recording, as the case may be, as required:

a. This Agreement, fully executed by Borrower;

b. The payment of the annual Loan Fee in the amount of $138,281.25, which shall be deemed fully earned by Lender upon receipt and non-refundable to Borrower; and

c. Payment of the fees and costs of Lender in connection with the preparation, negotiation, administration and execution of this Agreement including, but not limited to, attorneys’ fees, and other costs and fees of other professionals retained by Lender.

11. General Release of Lender.

a. Except as to the obligations imposed upon Lender, as provided herein, Borrower on behalf of itself, its respective successors and assigns, and each of them, does hereby forever relieve, release, acquit and discharge Lender and its predecessors, successors and assigns, and their respective past and present attorneys, accountants, insurers, representatives, affiliates, partners, subsidiaries, officers, employees, directors, and shareholders, and each of them (collectively, the “Released Parties”), from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses (including, but not limited to, attorneys’ fees), damages, injuries, actions and causes of action, of whatever kind or nature, whether legal or equitable, known or unknown, suspected or unsuspected, contingent or fixed, which Borrower now owns or holds or has at any time heretofore owned or held or may at any time hereafter own or hold against the Released Parties, or any of them, by reason of any acts, facts, transactions or any circumstances whatsoever occurring or existing through the date of this Agreement, including, but not limited to, those based upon, arising out of, appertaining to, or in connection with the Recitals above, the Loan, the Loan Documents, the facts pertaining to this Agreement, any collateral heretofore granted to Lender or granted in connection herewith, or to any other obligations of Borrower to Lender.

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12. Miscellaneous.

a. Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

b. This Agreement may be executed in one or more counterparts but all of the counterparts shall constitute one agreement; provided, however, this Agreement shall not be effective and enforceable unless and until it is executed by all parties hereto.

c. This Agreement and the other documents and instruments executed in connection therewith constitute the product of the negotiation of the parties hereto and the enforcement hereof shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship hereof.

d. This Agreement shall be binding upon and inure to the benefit of Lender, Borrower, and their respective successors and assigns, except that Borrower shall not assign its rights hereunder or any interest therein without the prior written consent of Lender.

e. This Agreement is not a novation, nor, except as expressly provided in this Agreement, is it to be construed as a release or modification of any of the terms, conditions, warranties, waivers or rights set forth in the Loan Documents. Nothing contained in this Agreement shall be deemed to constitute a waiver by Lender of any required performance by Borrower of any Event of Default or default heretofore or hereafter occurring under or in connection with the other Loan Documents. In the event there is a conflict in any term, condition or provision of this Agreement, on the one hand, and the Loan Agreement, or any of the other Loan Documents, on the other hand, the terms, conditions and provisions of this Agreement are to control.

[Signature Page Follows]

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IN WITNESS WHEREOF, Borrower and Lender have executed and delivered this Agreement as of the date set forth above.

BORROWER:

IRON BRIDGE MORTGAGE FUND, LLC

an Oregon limited liability company

By:	Iron Bridge Management Group, LLC,
an Oregon limited liability company
Its:	Manager

By:	/s/ Gerard Stascausky
Name:	Gerard Stascausky
Its:	Managing Member

LENDER:

UMPQUA BANK,

an Oregon state-chartered bank

By:
Name:
Its:

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